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Exhibit 10.15

DS-459
9/26/95

STATE OF MONTANA

COAL LEASE

C-1101-00

        THIS LEASE, is made and entered into between the State of Montana, by and through its lawfully qualified and acting Board of Land Commissioners, hereinafter referred to as "Lessor", and

        Spring Creek Coal Company
        P.O. Box 67
        Decker, MT 59025

hereinafter referred to as "Lessee", under and pursuant to the authority granted Lessor by the terms and provisions of Section 77-3-301, et seq .. MCA, all acts amendatory thereof and supplementary thereto, and all rules adopted pursuant thereto.

        IT IS MUTUALLY UNDERSTOOD, AGREED AND COVENANTED BY AND BETWEEN THE PARTIES TO THIS LEASE AS FOLLOWS:

        1.    GRANTING CLAUSE.    The Lessor, in consideration of the rents and royalties to be paid and the conditions to be observed as hereinafter set forth does hereby grant and lease to the Lessee, for the purpose of mining and disposing of coal and constructing all such works, buildings, plants, structures and appliances as may be necessary and convenient to produce, save, care for, dispose of and remove said coal, and for the reclamation thereafter, all the lands herein described, as follows:

Land located in Big Horn County

Description of land:	Township South, Range 39 East Section 23: N2N2NW, NWHRNE

Total Number of Acres: 50, more or less, belonging to School grant.

All rights granted to Lessee under this Lease are contingent upon Lessee's compliance with the Montana Strip Mine Siting Act and the Montana Strip and Underground Mine Reclamation Act (Title 82, Chapter 4. Parts 1 and 2. MCA). If these acts are repealed subsequent to the issuance of this Lease, all rights granted Lessee are contingent upon Lessor review and approval of Lessee's mine operation and reclamation plan. The rights granted under this Lease are further subject to agency responsibilities and authority under the provisions of the Montana Environmental Policy Act.

        2.    EFFECTIVE DATE AND TERM.    This lease takes effect on November 20, 2000 and is granted for a primary term of ten (10) years and so long thereafter as coal is produced from such lands in commercial quantities, subject to all of the terms and conditions herein set forth. A lease not producing coal in commercial quantities at the end of the primary term shall be terminated, unless the leased lands are described in a strip mine permit issued under Section 82-4-221, MCA, or in a mine site location permit under Section 82-4-122, MCA, prior to the end or the primary term, and the lease shall not be terminated so long as said lands are covered and described under valid permit.

        3.    RIGHTS RESERVED.    Lessor expressly reserves the right to sell, lease, or otherwise dispose of any interest or estate in the lands hereby leased, except the interest conveyed by this Lease; provided, however, that Lessor hereby agrees that subsequent sales, leases or other dispositions of any interest or estate in the lands hereby leased shall be subject to the terms of this Lease and shall not interfere with the Lessee's possession or rights hereunder.

        4.    BOND.    Lessee shall immediately upon the execution of the Lease furnish a surety band in the amount of $1,000, conditioned upon compliance with the provisions of this Lease, or, in the option of the Lessor, a cash deposit in the amount of $1,000, or an irrevocable letter of credit in a form approved by Lessor drawn upon an approved bank, in the same amount. All rentals, royalties and interest must be paid and all disturbance must be reclaimed to the satisfaction of Lessor prior to release of any bond. Additional bonding may be required, or reduced bonding allowed, whenever Lessor determines it is necessary, or sufficient, to ensure compliance with this Lease.

        5.    RENTAL.    Lessee shall pay Lessor annually, in advance, for each acre or fraction thereof covered by this Lease, beginning with the date this Lease takes effect, an annual money rental of $3.00 par acre. Rental terms are subject to readjustment as provided in Paragraph 7, but in no case shall it be less than two (2) dollars per acre.

        6.    ROYALTY.    Lessee shall pay Lessor in money or in kind at Lessor's option a royalty on every short ton (3,000 pounds) of coal mined and produced during the term of this Lease, calculated upon the f.o.b. mine price of the coal prepared for shipment, including production-based taxes. Lessee shall pay a royalty of 12.5% upon coal removed by strip, surface, or auger mining methods and a royalty of 10.0% for coal removed by underground mining methods. Royalty terms are subject to review and readjustment as provided in Paragraph 7, but in no case shall the royalty for the coal mined be less than ten (10) percent of the f.o.b. price of a ton prepared for shipment.

        7.    READJUSTMENT OF RENTAL AND ROYALTY TERMS.    The rental and royalty terms of this Lease shall be subject to readjustment to reflect fair market value at the end of the primary term of ten (10 years) and at the end of each five (5) year period thereafter if the lease is producing coal in commercial quantities.

        8.    OFFSETTING PRODUCTION.    The obligation of Lessee to pay royalties under this Lease may be reduced by the Board for coal produced from any particular tract within the Lease upon a showing by Lessee to the Board that the coal is uneconomical to mine at prevailing market prices and operating coats unless Lessor's royalty it reduced. Under no circumstances may Lessor's royalty be reduced below ten (10) percent of the coal produced and sold f.o.b. the mine site, prepared for shipment, including taxes based on production or value.

        9.    LESSOR NOTIFICATION AND REPORTS.    Lessee shall notify Lessor prior to the commencement of any prospecting, exploration, development or production operations. As soon as any mining operations are commenced, Lessee shall submit to Lessor, on or before the last day of each month, a royalty report and payment covering the preceding calendar month, which report shall be in such form and include such information as Lessor shall prescribe. Upon request, Lessee shall also furnish to Lessor, reports, plats, and maps showing exploration data, development work, improvements, amount of leased deposits mined, contracts for sale and any other information with respect to the land leased which Lessor may require. Lessor's point of contact for all matters related to this Lease is:

        Department of Natural Resources & Conservation
        Minerals Management Bureau
        P.O. Box 201601
        1625 Eleventh Avenue
        Helena, MT 59620-1601

Lessor will notify Lessee of any subsequent change in point of contact.

        10.    INSPECTION.    Representatives of the Lessor shall at all times have the right to enter upon all parts of the leased premises for the purposes of inspection, examination, and testing that they may deem necessary to ascertain the condition of the Lease, the production of coal, and Lessee's compliance with its obligations under this Lease. Representatives of Lessor shall also, at all reasonable hours, have free access to all books, accounts, records, engineering data, and papers of Lessee insofar as they contain information relating to the production of coal under this Lease, the price obtained therefor, and the fair market value of the production. Lessor shall also have free access to agreements relating to production of coal under this Lease. Lessor may copy at its own expense any book, account, record, engineering data, papers, or agreements to which it has access pursuant to this paragraph.

        11.    CONFIDENTIALITY.    Lessor agrees that Lessee may request, any materials obtained by Lessor pursuant to this Lease be designated as confidential. Lessor shall agree to keep any information so designated strictly confidential if Lessor determines that confidentiality is not unlawful. Further, the parties agree that the information Lessee is obliged to provide pursuant to this Lease is only that information relating to the reasonable administration and enforcement by Lessor of the provisions of this Lease and state law.

        12.    ASSIGNMENT.    This Lease may not be assigned without the prior approval of Lessor in writing. Assignments must be made in accordance with any statutes or administrative rules pertaining to assignments in effect at the time of assignment. Assignments may not extend the expiration date of this Lease.

        13.    TERMINATION.    Lessee may surrender and relinquish this Lease by giving written notice to the Board at least thirty (30) days previous to the anniversary date of the Lease. It is understood and agreed that the Lessor hereby reserves the right to declare this Lease forfeited and to cancel the same through the Board of Land Commissioners upon failure of Lessee to fully discharge all the obligations provided herein, after written notice from the Department and reasonable time fixed and allowed by it to Lessee for the performance of any undertaking or obligation specified in such notice concerning which Lessee is in default. Lessee, upon written application therefor, shall be granted a hearing on any notice or demand of the Department before the Lease may be declared forfeited or canceled.

        14.    SURRENDER OF PREMISES.    Upon the termination of this Lease for any cause, Lessee shall surrender possession of the leased premises to Lessor, subject to Lessee's right to re-enter (1) for the purpose of removing all machinery and improvements belonging to Lessee, hereby granted at any time within six (6) months after the date of such termination, except those improvements as are necessary for the preservation of the deposit and access to the deposit, which improvements shall become the property of Lessor; and (2) for the purpose of complying with State and Federal laws adopted pursuant to the police power of State or Federal government. If any of the property of Lessee is not removed from the leased premises as herein provided, the same shall be deemed forfeited to Lessor and become its property.

        15.    PROTECTION OF THE SURFACE, NATURAL RESOURCES, AND IMPROVEMENTS.    Lessee agrees to take such reasonable steps as may be needed to prevent operations front unnecessarily: (1) causing or contributing to soil erosion or damaging any forage and timber growth thereon; (2) polluting the waters of springs, streams, wells, or reservoirs; (3) damaging crops, including forage, timber, or improvements of a surface owner; or (4) damaging range improvements whether owned by Lessor or by its grazing permittees or lessees. Upon any partial or total relinquishment or the cancellation or expiration of this Lease, or at any other time prior thereto when required by Lessor and to the extent deemed necessary by Lessor, Lessee shall fill any sump holes, ditches and other excavations, remove or cover all debris, and, so far as reasonably possible, reclaim the disturbed area to a condition in keeping with the concept of the heat beneficial use, including the removal of structures as and if required. Lessor may prescribe the steps to be taken and reclamation to be made with respect co the land and improvements thereon. Nothing in this section limits Lessee's obligation to comply with any applicable state or federal law, rule, or regulation.

        16.    TAXES.    Lessee shall pay when due all taxes lawfully assessed and levied upon improvements, output of mines, or other rights, property or assets of the Lessee.

        17.    SUCCESSORS IN INTEREST.    Each obligation hereunder shall extend to, and be binding upon, and every benefit hereof shall inure to the heirs, executors, administrators, successors and assigns of the respective parties hereto.

        18.    COMPLIANCE WITH LAWS AND RULES.    Lessee agrees to comply with all applicable laws and rules in effect at the date of this lease, or which may, from time to time, be adopted and which do not impair the obligations of this lease and do not deprive the Lessee of an existing property right recognized by law.

        19.    WATER RIGHTS.    Lessee may not interfere with any existing water right owned or operated by any person. Lessee shall hold Lessor harmless against all claims, including attorney fees, for damages claimed by any person asserting interference with a water right.

        20.    MINE SAFETY.    Lessee agrees to operate the mine in accordance with rules promulgated by the Mine Safety and Health Administration for the health and safety of workers and employees.

        21.    WASTE PROHIBITED.    All mining operations shall be done in good and workmanlike manner in accordance with approved methods and practices using such methods to insure the extraction of the greatest amount of economically minable and saleable mineral, having due regard for the prevention of waste of the minerals developed on the land, the protection of the environment and all natural resources, the preservation and conservation of the property for future use, and for the health and safety of workers and employees. If the Lessor has reasonable belief that the operations are not so being conducted, it shall so notify the lessee in writing, and if compliance is not promptly obtained and the delinquency fully satisfied, the Lessor may, at its option, cancel the Lease pursuant to the provisions of paragraph 23 of this Lease.

        22.    SURRENDER OF DATA.    All geological data pertaining to the leased premises, including reports, maps, logs and other pertinent data regarding trust resources shall be given to the Lessor upon surrender, termination, or expiration of the Lease. Lessor may refuse to release bond until surrender of such data to the Lessor. All drill core unused or undamaged by testing shall be saved. Upon surrender, termination, or expiration of the lease. Lessee shall contact the State Geologist, Montana Bureau of Mines and Geology, Butte, Montana, to determine if such drill core is of interest to the State Geologist for the drill core library. Any drill core determined by the State Geologist to be of interest Shall be forwarded by Lessee, at Lessee's cost, to the drill core library.

        23.    WEED CONTROL.    Lessee is responsible for controlling noxious weeds on the leased premises and shall prevent or eradicate the spread of noxious weeds onto land adjoining the leased premises.

        24.    COAL MINE GAS.    Lessee may remove and vent, flare, or sell coal bed gas from the coal formation being mined only if such removal is a necessary safety procedure directly related to the normal physical process of mining the coal under this Lease. If Lessor owns oil and gas rights to lands herein described, Lessee must pay Lessor a royalty on any coal bed gas removed and sold. Coal bed gas royalty will be calculated according to Lessor's then current oil and gas lease terms. Venting or flaring of coal bed gas that is uneconomical to sell must comply with all applicable laws and rules. The right to remove and vent, flare, or Bell coal bed gas, except under the circumstance described above, is specifically retained by Lessor.

        25.    SURFACE OWNER AND SURFACE LESSEE RIGHTS.    Lessee, shall notify the surface owner, if the surface owner is not the Lessor, and any surface lessee of the location of any facilities or access roads on the leased premises prior to their construction.

        26.    DAMAGES.    Where Lessor owns the surface estate above the leased premises, Lessee shall compensate Lessor or Lessor's surface lessees or permitted for all damages to authorized improvements on the leased premises, including penalties and charges assessed by the ASCS on CRP lands, as a result of Lessee's prospecting, exploration, development or mining operations. All such damages will be, assessed by and paid directly to the Lessor. Lessee shall also make all payments required by law to surface owners and lessees if Lessor is not the owner of the surface estate above the leased premises.

        27.    SPECIAL CONDITIONS.

Lessee must enter into an offsite mitigation plan acceptable to the Bureau of Land Management and the Montana Department of Fish, Wildlife & Parks before mining or utilization of the lease premises will be allowed.

        IN WITNESS WHEREOF, the parties hereto set their hands and Lessor has caused this agreement to be executed with the official seal of the State Board of Land Commissioners on this 18th day of December, 2000.

THE STATE OF MONTANA Lessor	Spring Creek Coal Company Lessee

By Its State Board of Land Commissioners
/s/ Curtis W. Weittenhiller DIRECTOR	By: /s/ Curtis W. Weittenhiller Its General Manager

STATE OF MONTANA	)
) ss.
COUNTY OF BIG HORN	)

        The foregoing document was subscribed and sworn to before me this 14th day of December, 2000, by Curtis W. Weittenhiller as General Manager for Spring Creek Coal Company.

[SEAL]	/s/ Isabell Trevino Notary Public in and for the State of Wyoming, County of Sheridan, residing at Sheridan, Wyoming
My commission expires: Sept. 30, 2002

STATE OF MONTANA	)
) ss.
COUNTY OF	)

        The foregoing document was subscribed and sworn to before me this            day of December, 2000, by                                    as                                     .

Notary Public
My commission expires:

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  Exhibit 10.15